Exhibit 99.1

[HIGHWATER ETHANOL LETTERHEAD]

September 20, 2010

From: Highwater Ethanol, LLC

To: Highwater Ethanol, LLC Membership,

Highwater Ethanol, LLC in its recent 10-Q that was filed on Monday, September 20, 2010 showed that as of July 31, 2010, Highwater Ethanol, LLC was not in compliance with two of its financial covenants contained in its loan agreement with First National Bank of Omaha. The covenants that we were not in compliance with are the Fixed Charge Coverage Ratio and the Maximum Leverage Ratio. Highwater Ethanol, LLC is negotiating with First National Bank of Omaha to forbear the actual violations of the loan agreement; however we have not yet received the forbearance.

Highwater Ethanol, LLC has always been and continues to be current on all portions of its debt payments including principal and interest to First National Bank of Omaha and to US Bank. Furthermore Highwater Ethanol, LLC has always been and continues to be current with all of its vendors and suppliers.

As of July 31, 2010, Highwater Ethanol, LLC had revenues of approximately $74, 647,000 with cost of goods sold of approximately $69,074,000 and operating expenses of approximately $1,708,000, resulting in an operating profit of approximately $3,866,000.   Highwater Ethanol LLC’s had a net loss of approximately $68,000 for fiscal year at the quarter ended 7-31-2010 after expenses including depreciation and interest expense.

As shown on Highwater Ethanol, LLC’s financial statements on July 31, 2010; we had a cash balance of approximately $3,225,000.00 and an available line of credit of approximately $3.111 million with no money advanced from this line of credit.

Any questions on this should be directed to Brian Kletscher, CEO or Mark Peterson, CFO for Highwater Ethanol, LLC, at P.O. Box 96, 24500 US State Hwy 14, Lamberton, MN 56152, or you can reach us at 507-752-6160

Regards,

/s/ Brian Kletscher, CEO

Highwater Ethanol, LLC